Exhibit 11(b)(2)

                               MELLON BANK, N.A.
                           CITICORP SECURITIES, INC.
                                 CITIBANK, N.A.
                       FIRST UNION CAPITAL MARKETS CORP.
                           FIRST UNION NATIONAL BANK
                               NATIONSBANK, N.A.


                                                               June 14, 1997


Genesis Health Ventures, Inc.
148 West State Street
Kennett Square, PA  19348

Attention: George V. Hager, Jr.
           Senior Vice President and
           Chief Financial Officer

                 Amended and Restated Commitment Letter (Revised)

Gentlemen:

                  Reference is made to that certain Commitment Letter, dated May 31, 1997, issued to you by Mellon Bank, N.A., Citicorp Securities, Inc., First Union Capital Markets Corp. and NationsBank, N.A. as amended and restated pursuant to that certain Amended and Restated Commitment Letter dated June 14, 1997 issued to you by Mellon Bank, N.A. ("Mellon"), Citicorp Securities, Inc. and Citibank, N.A. (collectively, "Citicorp"), First Union Capital Markets Corp. and First Union National Bank (collectively, "First Union") and NationsBank, N.A. ("NationsBank"). You have requested that the Existing Commitment Letter be amended in certain respects and the undersigned Co-Arrangers are willing to so amend the Existing Commitment Letter on the terms and conditions set forth below in this Amended and Restated Commitment Letter (this "Commitment Letter").
Upon your execution of this Commitment Letter, the terms hereof shall amend and replace the terms set forth in the Existing Commitment Letter except that any fees, indemnities or other amounts that shall have accrued under the Existing Commitment Letter shall remain in full force and effect. If you do not execute and deliver this Commitment Letter at or before 5:00 p.m. (Philadelphia local time) on June 19, 1997, this Commitment Letter shall be of no effect and the terms of the Existing Commitment Letter shall remain in full force and effect without any modifications.

                  Based on our discussions, Mellon, Citicorp, First Union and NationsBank and/or their affiliates are pleased to provide Genesis Health Ventures, Inc. ("Genesis") with


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financing commitments for, to agree to act as co-arranging banks (the
"Co-Arrangers")1 in connection with and to arrange for the syndication of, the senior debt facilities described below and on Annex A. Terms not otherwise defined herein are used herein and Annex B as defined in Annex A hereto.

                  You have asked the Co-Arrangers to provide you with commitments for the senior debt facilities to Genesis consisting of (i) a $200,000,000 Six Year Term Loan Facility (the "Tranche A Term Facility"), (ii) a $200,000,000 Seven Year Term Loan Facility (the "Tranche B Term Facility"),
(iii) a $200,000,000 Term Loan maturing 6/01/05 (the "Tranche C Term Facility") and (iv) a $250,000,000 Six Year Revolving Credit Facility (the "Revolving Credit Facility"), all as more fully described on the attached Annex A. The Tranche A Term Facility, the Tranche B Term Facility, the Tranche C Term Facility and the Revolving Credit Facility are collectively referred to herein as the "Senior Facilities." The Senior Facilities will be available for the purposes set forth on Annex A attached hereto. Certain fees payable in connection with the Senior Facilities are set forth on Annex B attached hereto.

                  Subject to the satisfaction of the conditions contained in this Commitment Letter and your acceptance hereof, Mellon, Citicorp, First Union and NationsBank each severally commit to lend one quarter of the aggregate amount of the Senior Facilities on the terms and conditions referred to herein and described in the attached Annex A subject to, among other things, payment of the fees set forth in Annex B. Once paid or payable, the fees or any part thereof, payable hereunder shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated hereby are consummated. Except as set forth on Annex B, all fees payable hereunder shall be paid in immediately available funds and shall be in addition to reimbursement of out-of-pocket expenses incurred by the Co-Arrangers. The fees referred to herein are in addition to (1) the commitment and other fees, expenses and charges referred to in the Term Sheet, and (2) the fees to be paid to Mellon, as Administrative Agent, as separately agreed between the Borrower and Mellon.

                  The terms and conditions of this commitment and undertaking are not limited to those set forth in the attached Annex A and Annex B. Those matters that are not covered or made clear herein or in such Annex A or Annex B are subject to mutual agreement of the parties.

                  In addition, this commitment and undertaking is subject to (i) the preparation, execution and delivery of mutually acceptable loan documentation, incorporating substantially

--------

1 For purposes of determining allocable shares of entitlements and obligations, Citicorp Securities, Inc. and Citibank, N.A. shall be deemed to be one entity and First Union Capital Markets Corp. and First Union National Bank shall be deemed to be one entity.

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the terms and conditions outlined herein and in the attached Annex A, (ii) the absence of any material adverse change in the loan syndication market for transactions of this type or any relevant information (financial or otherwise) provided to the Co-Arrangers in connection with this Commitment Letter or the transactions contemplated hereby, (iii) the condition that the financing closes no later than as provided in Annex A, (iv) your execution and delivery of this commitment letter and the payment of the fees at such times and in such amounts as are set forth on Annex B, (v) the execution and delivery of the amended and restated commitment letter, dated as of even date herewith, by Genesis ElderCare Acquisition Corp. (formerly Waltz Acquisition Corp.) (the "Waltz Commitment Letter") and the payment of the fees required to be paid thereunder and (vi) our favorable review and acceptance of the Non- Accepted Documents or the favorable resolution of the exceptions to Accepted Documents (as defined in Annex A).

                  The Co-Arrangers intend to syndicate the Senior Facilities to additional lenders with corresponding reductions in the initial commitments of the Co-Arrangers. The syndication may occur before or after initial funding. The Co-Arrangers will manage all aspects of the syndication (in consultation with you), including the timing of all offers to potential Lenders and the acceptance of commitments, the amounts offered and the compensation provided. You shall fully cooperate with the Co-Arrangers in the syndication process. You agree that any of the Co-Arrangers, in connection with the syndication of any portion of its commitment, may share all or a portion of any of the fees payable pursuant to this Commitment Letter, in its sole discretion, with any of the other Lenders.

                  You agree to indemnify and hold harmless the Administrative Agent, the Co- Arrangers, each Lender and their respective affiliates, officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, amounts paid in settlement, court costs and expenses (including, without limitation, fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or by reason of, or in connection with any claims or actions arising out of this Commitment Letter, the Existing Commitment Letter, or the Waltz Commitment Letter, the Existing Waltz Commitment Letter (as defined in the Waltz Commitment Letter or the transactions contemplated hereby or thereby including, without limitation, the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the proposed tender offer, the proposed merger, the equity investment of you or others, any financing related thereto or other transaction referred to in Annex A hereto or Annex A to the Waltz Commitment Letter, whether or not an Indemnified Party is a party thereto and whether or not the transactions contemplated herein are consummated, except to the extent such claim, damage, loss, liability, amount paid in settlement, court cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or wilful misconduct.

                  In further consideration of the commitment and undertaking of the Co- Arrangers hereunder and under the Waltz Commitment Letter, and recognizing that in

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connection herewith and therewith the Co-Arrangers are incurring costs and expenses, including, without limitation, fees and expenses of counsel and due diligence, transportation, computer, duplication, search, filing and recording fees, you hereby acknowledge your obligation to pay such costs and expenses (whether incurred before or after the date hereof) regardless of whether any of the transactions contemplated hereby are consummated or any loan documents are agreed to and signed.

                  Without limiting the generality of any other obligations hereunder, Genesis agrees that it shall pay the commitment fee of .125% per annum referred to on Annex B to the Waltz Term Sheet in accordance with the terms set forth on said Annex B if the Facilities described in Annex A to the Waltz Commitment Letter do not close.

                  The obligations hereunder, including without limitation, the indemnification and cost payment provisions relating to the Waltz Commitment Letter and transactions contemplated thereby, are absolute and unconditional and shall be due and payable as and immediately when they arise and shall be subject to no set-off or counterclaim notwithstanding (a) any invalidity of the obligations set forth in the Waltz Commitment Letter or agreements, instruments or other documents delivered in connection therewith, (b) any failure of the Co-Arrangers to assert claims against any other persons or collateral, or (c) any other event or condition which could serve as a defense to the obligations arising hereunder, each such defense being, to the fullest extent permitted by applicable law, hereby waived.

                  Each undertaking of Genesis hereunder is for the sole and exclusive benefit of the Co-Arrangers and there are no third party beneficiaries to such undertakings.

                  This letter is for your confidential use only. We understand that you will not disclose this letter to any person other than to your accountants, attorneys, investment bankers and other advisors, and then only in connection with the transactions contemplated hereby and on a confidential basis, except that you may file a copy of this letter in any public record in which it is required by law to be filed and, subject to the last sentence of this commitment letter, you may provide a copy of this letter on a confidential basis to The Multicare Companies, Inc. and its accountants, attorneys, investment bankers and other advisors. We also understand that you will permit each of the undersigned to review and approve any reference to it or any of its affiliates contained in any press release or similar public disclosure prior to public release. Please be advised that companies with interests that may conflict with yours may be or become customers of one or more of the undersigned and that one or more of the undersigned may be providing financing or other services to them.

                  EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE CO-ARRANGERS OR THEIR AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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                  In issuing this commitment and undertaking, the Co-Arrangers are relying on the accuracy of the information furnished to them by or on behalf of Genesis and its affiliates, including that summarized above.

                  This Commitment Letter may not be amended or waived except by an instrument in writing signed by the Co-Arrangers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be as effective as a hand delivery of an original executed counterpart hereof.

                  This Commitment Letter shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania. The parties hereto agree that any dispute under this Commitment Letter shall be brought only in a Pennsylvania state court or in the United States District Court for the Eastern District of Pennsylvania.

                  Please evidence your acceptance of the provisions of this Commitment Letter, Annex A, Annex B and the other matters referred to above by signing in the space provided below and returning a copy of this Commitment Letter to us (together with payment of the required fees) at or before 5:00 P.M. (Philadelphia local time) on June 19, 1997, the time at



                           [INTENTIONALLY LEFT BLANK]

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which the Co-Arrangers' commitments and undertakings set forth above (if not accepted prior thereto) will expire. DELIVERY OF A COPY OF THIS COMMITMENT LETTER TO THE MULTICARE COMPANIES, INC. OR ANY REPRESENTATIVE OR AGENT THEREOF SHALL BE DEEMED TO BE YOUR ACCEPTANCE OF THE TERMS HEREOF.


                         Very truly yours,

                         MELLON BANK, N.A.


                         By /s/ Barbara J. Hauswald
                           Title: Vice President


                            CITICORP SECURITIES, INC.


                         By /s/ E. Ogimachi
                           Title: Vice President


                         CITIBANK N.A.


                         By /s/ E. Ogimachi
                           Title: Vice President


                        FIRST UNION CAPITAL MARKETS CORP.


                         By /s/ Andrew J. Gamble
                           Title: Managing Director

                            FIRST UNION NATIONAL BANK


                            By /s/ Joseph H. Towell
                              Title: Senior Vice President


                            NATIONSBANK, N.A.


                            By /s/ Lucine Kirchhoff
                              Title: Director


ACCEPTED this ____ day
of ______, 1997

GENESIS HEALTH VENTURES, INC.


By /s/ George V. Hager
  Title: Senior Vice President
         and CFO

                                                          Dated: June 14, 1997

                                    ANNEX A


                                SUMMARY OF TERMS


Borrowers:         Genesis Health Ventures, Inc. (the "Company"), and its direct and indirect subsidiaries, all of which (subject to the following proviso) shall be jointly and severally liable (the
                   Company and such subsidiaries, collectively, the "Borrowers") provided, however, that Genesis ElderCare Acquisition Corp.
                   (formerly Waltz Corp.) ("Parent") and its direct and indirect subsidiaries (including, without limitation, the survivor of the merger of Genesis ElderCare Acquisition Corp. (formerly
                   Waltz Acquisition Corp.) into The Multicare Companies, Inc.
                   ("Multicare")) shall not be Borrowers hereunder (such entities referred to in this proviso being referred to herein collectively as the "Multicare Group").

Senior
Facilities:        Total facility equal to $850,000,000 comprising the
                   following:

                   A. $200,000,000 Six Year Term Loan (the "Tranche A Term Facility").

                   B. $200,000,000 Seven Year Term Loan (the "Tranche B Term Facility").

                   C. $200,000,000 Term Loan maturing 6/01/05 (the "Tranche C Term Facility").

                   D. $250,000,000 Six Year Revolving Credit Facility (the "Revolving Credit Facility"), including a $25,000,000 sublimit for standby letters of credit ("Letters of Credit").

                   The Co-Arrangers shall share equally in each of the facilities

Co-Arrangers:      Mellon Bank, N.A. ("Mellon"), Citicorp Securities, Inc. and
                   Citibank, N.A. (collectively, "Citicorp"), First Union
                   Capital Markets Corp. and First Union National Bank
                   (collectively, "First Union") and NationsBanc Capital
                   Markets, Inc. ("NationsBanc").**


--------
** For purposes of determining each Co-Arranger's ratable share of entitlements and obligations hereunder, Citicorp Securities, Inc. and Citibank, N.A. shall be deemed to be one entity and First Union Capital Markets Corp. and First Union National Bank shall be deemed to be one entity.

Issuing Bank:            Mellon will be the issuer of Letters of Credit.

Administrative
Agent:                   Mellon.

Lenders: The Co-Arrangers and/or their affiliates and other financial institutions (the "Lenders") to be arranged by the Co-Arrangers and approved by the Company, whose approval will not be unreasonably withheld. The Borrowers shall cooperate with the Co-Arrangers in the syndication of the Senior Facilities, whether before or after the initial funding of the Senior Facilities, and shall provide and cause their advisors to provide all information reasonably deemed necessary by the Co-Arrangers to complete a successful syndication.

Facility Fee:            As set forth in that commitment letter, dated as of May
                         31, 1997, as amended and restated, between the Company to the Co-Arrangers.

Unused
Commitment Fee:          As set forth on Schedule I attached hereto.

Letter of Credit
Commissions and
Fees:                    As set forth on Schedule I attached hereto.

Use of Proceeds:         The Senior Facilities shall be available for the
                         following purposes:

                               (i) to refinance existing indebtedness of the Borrowers, including the present synthetic lease facility;
                              (ii) to purchase approximately 42% of the common stock of Parent for an aggregate purchase price approximately equal to $300,000,000;
                             (iii)        to purchase for approximately
                                          $24,000,000 the contract therapy
                                          business of Multicare;
                              (iv)        to fund interest and principal
                                          payments on the Senior Facilities and
                                          existing indebtedness;
                               (v)        to fund the Borrowers' working
                                          capital, capital expenditure needs and
                                          general corporate purposes; and
                              (vi)        to fund permitted acquisitions.

Closing Date:            No later than October 15, 1997, unless extended to a
                         later Closing Date in the sole discretion of the Co-Arrangers.

Security:                (a) A pledge of stock and partnership interests and
                         other equity of all of the Company's present and future direct and indirect subsidiaries (including, without limitation, any Borrower's ownership interest in

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                         Parent) other than the stock of Genesis
                         ElderCare Acquisition Corp. (formerly Waltz
                         Acquisition Corp.), Multicare and its direct and indirect subsidiaries, and (b) a pledge of all intercompany notes.

Term
Amortization:            A.      Tranche A Term Facility:  Six years from
                                 closing, with annual amortization, payable quarterly, as follows:

                            Year 1            $15,000,000                7-1/2%
                            Year 2            $25,000,000               12-1/2%
                            Year 3            $35,000,000               17-1/2%
                            Year 4            $35,000,000               17-1/2%
                            Year 5            $45,000,000               22-1/2%
                            Year 6            $45,000,000               22-1/2%

                         B. Tranche B Term Facility: Seven years from closing, with annual amortization, payable quarterly, as follows:

                            Year 1            $  2,000,000               1%
                            Year 2            $  2,000,000               1%
                            Year 3            $  2,000,000               1%
                            Year 4            $  2,000,000               1%
                            Year 5            $  2,000,000               1%
                            Year 6            $  2,000,000               1%
                            Year 7            $188,000,000              94%

                         C. Tranche C Term Facility: Maturing 6/01/05, with annual amortization, payable quarterly, as follows:

                            Year 1            $  2,000,000               1%
                            Year 2            $  2,000,000               1%
                            Year 3            $  2,000,000               1%
                            Year 4            $  2,000,000               1%
                            Year 5            $  2,000,000               1%
                            Year 6            $  2,000,000               1%
                            Year 7            $  2,000,000               1%
                            Year 8            $186,000,000              93%

                         D. Revolving Credit Facility: Six years from closing.

Mandatory
Prepayments:             All net cash proceeds from (a) the sale of
                         assets of the Borrowers other than sales in the ordinary course of business and (b) any sale of common stock or debt securities of Borrowers (other than the proceeds of equity used as permitted under subparagraph (p)(ii) under "Covenants").

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                          An amount equal to 50% of Excess Cash Flow
                          (as defined below in "Selected Financial
                          Definitions"), payable annually within 120 days of the fiscal year end.

                          All prepayments shall be applied to the
                          Senior Facilities in the following order:

                          1. First, on a pro rata basis (except to the extent that any holder of the Tranche B Term Facility or any holder of the Tranche C Term Facility shall decide not to accept a prepayment thereof) to the Tranche A Term Facility, Tranche B Term Facility and Tranche C Term Facility (which reduction shall be applied to each subsequent payment under the applicable amortization schedule on a pro rata basis); and

                          2. Second, to the Revolving Credit Facility with a corresponding reduction in the commitments.

Commitment
Reductions:               The Borrowers will have the right, upon at
                          least three business days' notice, to
                          terminate or cancel, in whole or in part, the unused portion of the Revolving Credit
                          Facility; provided that each partial
                          reduction shall be in the amount of at least
                          $10,000,000 or an integral multiple of
                          $5,000,000 in excess thereof.

Voluntary
Prepayment:               Allowed in full (or in part) provided that (i) loans
                          bearing interest at the Prime Rate (each a "Prime Rate
                          Loan") may be prepaid on one business day's prior notice and loans bearing interest at the LIBO Rate
                          (each a "LIBO Rate Loan") may be prepaid upon five business days' prior notice (subject to breakage indemnity) and (ii) each partial prepayment shall be in the amount of at least $10,000,000 or an integral multiple of $5,000,000 in excess thereof.

Interest:                 See Schedule I attached hereto.

Drawings under
Revolving Credit
Facility:                 On one business day's prior notice for Prime
                          Rate Loans and three business days' prior notice for LIBO Rate Loans. Each borrowing must be in the amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof.

Letters of Credit:        Letters of Credit will be issued
                          by the Issuing Bank, at the ratable risk of the Lenders, for purposes to be agreed. No
                          Letter of Credit will have a term longer than to be agreed, but Letters of Credit may provide for automatic renewal, subject to the Issuing Bank's contrary notification to

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                          the beneficiary. The Borrower will post cash
                          collateral for any Letters of Credit that have a term longer than that of the commitments under the Revolving Credit Facility or that remain outstanding after the expiration or termination of the Revolving Credit Facility (because of default or otherwise).

Representations
and Warranties:           Usual and customary for transactions of this nature,
                          including, without limitation, absence of any material adverse change in the business, condition (financial or otherwise), operations, properties or prospects of Borrowers or in the industry served by Borrowers generally, the absence of any environmental hazards or liabilities, the absence of material litigation, accurate and complete disclosure and such additional representations and warranties as are deemed appropriate by the Co- Arrangers for this transaction.

Conditions Precedent
to Initial Funding
of the Senior
Facilities:               Usual and customary for transactions of this nature,
                          including, without limitation, the following:

                          (1) All documentation relating to the Senior Facilities shall be in form and substance satisfactory to the Lenders.

                          (2) The Administrative Agent, on behalf of the Lenders, shall have a perfected first priority lien and security interest in all the stock and other equity interests of the Company's direct and indirect subsidiaries including any Borrower's equity interest in Parent (excluding Genesis ElderCare Acquisition Corp., Multicare and its direct and indirect subsidiaries) as well as all intercompany notes, and all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made and all filing and recording fees and taxes shall have been duly paid.

                          (3) The Borrowers shall have delivered letters in form and substance satisfactory to the Lenders attesting to the solvency of the Borrowers, after giving effect to the transactions referred to herein, from their chief financial officer and from a nationally recognized appraisal firm, valuation consultant or investment banking firm satisfactory to the Lenders.

                          (4) The Company has advised the Co-Arrangers that all of the material documents in connection with the tender offer by Merger Sub, the merger between Merger Sub and Multicare and related transactions (other than documents to which the Co-

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                                  Arrangers and other Lenders would be parties)
                                  are listed on Schedule II attached hereto, which Schedule also reflects those documents which have been accepted by the Co-Arrangers (and, if applicable, exceptions to such acceptances) and those which have not yet been accepted by the Co-Arrangers (respectively, the "Accepted Documents" and, together with any other material documents omitted from
                                  Schedule II, the "Non-Accepted Documents").
                                  The Co-Arrangers shall be reasonably satisfied with all Non-Accepted Documents, and the Non-Accepted Documents shall be delivered in final form to the Co-Arrangers as promptly as possible following the date hereof. Upon notification in writing by the Co-Arrangers that a Non-Accepted Document has been accepted, such document shall be deemed an Accepted Document. If the Co-Arrangers shall be reasonably satisfied that the requested revisions to a previously delivered document or other actions with respect thereto noted on
                                  Schedule II hereto have been made or taken without any other alteration to such document to which the Co-Arrangers may reasonably object, the exceptions shall be deemed withdrawn. No Accepted Document (including those as to which exceptions shall be deemed withdrawn) may be amended, modified or supplemented, nor may any of its terms or conditions in favor of Genesis, Multicare or Merger Sub be waived, and the tender offer, merger and other transactions contemplated thereunder shall take place in strict compliance therewith. At the request of Merger Sub, the Co-Arrangers will deliver a revised
                                  Schedule II reflecting the then current status of the documents listed on Schedule II as among Accepted, Accepted subject to exceptions or Non-Accepted.

                          (5) No material adverse change shall have occurred in the business, condition (financial or otherwise), operations, properties or prospects of the Borrowers taken as a whole since December 31, 1996.

                          (6)     There shall exist no action, suit,
                                  investigation, litigation or proceeding
                                  pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrowers taken as a whole or
                                  (ii) in the judgment of the Lenders, could materially adversely affect the Lenders, the Senior Facilities or the ability of the Borrowers to perform their obligations thereunder.

                          (7) The Lenders shall have received such opinions of counsel to the various parties to the transactions referred to herein as to matters

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



                                  (including, without limitation, due
                                  organization, due authorization for the
                                  various transactions referred to herein, and compliance with health care, corporate and other laws and regulations) as the Co-Arrangers shall reasonably request, and each thereof shall be reasonably satisfactory to the Lenders. The Lenders shall also have received such corporate resolutions, certificates and other documents as the Lenders shall reasonably request.

                          (8) All governmental consents and approvals and third party consents and approvals necessary in connection with the Senior Facilities and other related transactions shall have been obtained and shall be final (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority.

                          (9) There shall exist no default under any of the loan documents and the representations and warranties of the Borrowers therein shall be true and correct immediately prior to, and after giving effect to, funding.

                          (10) All accrued fees and expenses (including reasonable fees and disbursements of counsel to the Co-Arrangers) shall have been paid.

                          (11) All conditions to the initial funding under the credit facilities described in the amended and restated Commitment Letter, dated of even date herewith, issued by the Co-Arrangers to Genesis ElderCare Acquisition Corp. (formerly Waltz Acquisition Corp.) (the "Waltz Commitment Letter") shall have been satisfied, and the closing thereunder shall have occurred simultaneously with the closing under the Senior Facilities.

                          (12) All loans made by the Lenders under the Senior Facilities shall be in full compliance with the Federal Reserve's Margin regulations.

                          (13) Substantially contemporaneously with the initial funding, the Company shall pay at least $300,000,000 for 42% of the common stock of Parent and The Cypress Group L.L.C. and TPG Partners II, L.P., collectively shall pay at least $418,700,000 for 58% of the common stock of Parent.

                          (14) All indebtedness of the Borrowers, including the present synthetic lease facility, shall have been repaid in full and all commitments in respect thereof shall have been cancelled other than the debt permitted by the covenant contemplated below respecting limitations on indebtedness.

                          (15) The Company and Multicare and its subsidiaries shall have entered into a management agreement, satisfactory in form and substance to the Co-Arrangers (the "Management Agreement") under which the Company will provide management services to Multicare and its subsidiaries in consideration of the payment of management fees.

                          (16) The Company will provide an opinion of counsel and a certificate of a firm of independent certified public accountants (each of whom shall be satisfactory to the Co-Arrangers in their complete discretion) demonstrating to the satisfaction of the Co- Arrangers that the entirety of the Senior Facilities will constitute "senior indebtedness" for purposes of the 1995 Indenture and the 1996 Indenture and that the consummation of the transactions contemplated hereby do not violate the 1995 Indenture or the 1996 Indenture.

                          (17) At least three business days prior to the initial funding, the Lenders shall have received financial statements, accompanied by a certificate of the chief financial officer of the Borrowers, at the end of and for the twelve month period ending on the last day of the month preceding initial funding. The financial statements shall consist of (i) a cash flow statement accurately reflecting EBITDA, on a pro forma basis to the beginning of the period (as required for the financial covenants), all acquisitions and dispositions occurring within the twelve month period and
                                  (ii) a balance sheet reflecting, on a pro forma basis, the consummation of all transactions in connection with purchase of the equity of Parent including, without limitation, all borrowings in connection therewith or otherwise contemplated hereunder, the application of all proceeds of such borrowings and the amount of all outstanding indebtedness after giving effect to the foregoing, each of which statements shall be in form and accompanied by explanatory notes acceptable to the Co-Arrangers. The cash flow statement shall reflect EBITDA for the twelve month period of no less than $167,000,000, and the balance sheet shall reflect total funded debt of not more than $1,055,000,000. Concurrently with the delivery of the financial statements, the Lenders shall have received a certificate of the chief financial officer of the Borrower, in form and content satisfactory to the Co-Arrangers, demonstrating compliance with the financial covenants.

                          (18) Appropriate filings shall have been made by all necessary parties under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the applicable waiting period shall have expired or been terminated.

Conditions
Precedent to
Each Loan:                Usual and customary for transactions of this nature,
                          including, without limitation, the following: there shall exist no default under the loan documents and the representations and warranties of the Borrowers shall be true and correct immediately prior to, and after giving effect to, funding. The Co-Arrangers shall be satisfied that each incurrence of debt under the Senior Facilities is permitted by, and will rank senior to, the Company's publicly-held subordinated debt and the chief financial officer of the Company shall deliver a certificate demonstrating compliance with the Fixed Charge Coverage ratio set forth therein both before and after giving effect to the loans requested at such time.

Covenants:                Usual and customary for transactions of this nature,
                          including, without limitation, the following, applicable to the Borrowers (except as otherwise provided herein), and such additional covenants as are deemed appropriate by the Co-Arrangers for this transaction as a result of their due diligence:

                          (a) Restriction on loans, advances and other investments other than (i) investments in cash equivalents, (ii) loans, advances and other investments in wholly-owned subsidiaries (excluding (if otherwise applicable) the Multicare Group unless otherwise agreed to by the Required Lenders), (iii) the purchase of 42% of the common stock of Parent, (iv) the option to purchase shares of Parent pursuant to the Put/Call and Warrant Purchase Agreement referred to on Schedule II attached hereto (the "Put/Call Agreement"), including the purchase and ownership of shares of Parent consistent with paragraph (p) below, (v) the investment in the institutional pharmacy business referred to in paragraph (e) below and (vi) such other investments as shall be agreed upon by the Borrowers and Co-Arrangers prior to the execution of a definitive credit agreement.

                          (b) Restriction on other indebtedness (including, without limitation, guarantees, capital leases and assumed debt) other than (i) intercompany indebtedness among the Company and its wholly-owned subsidiaries (excluding, if applicable, the Multicare Group), (ii) the subordinated debt issued pursuant to the 1995 Indenture and the 1996 Indenture, and (iii) such other indebtedness as shall be agreed upon by the Co-Arrangers and the Borrowers prior to the execution of a definitive credit agreement.

                          (c)     Prohibition on distributions to
                                  shareholders of the Company except
                                  dividends payable solely in common
                                  stock, or options, warrants or other
                                  rights to purchase common stock, of
                                  the Company.

                          (d) Restriction on mergers or consolidations except (i) mergers between or among the Company and its wholly-owned subsidiaries (except the Multicare Group, if applicable,) or in connection with permitted acquisitions in which the Company is the surviving entity,
                                  (ii) mergers among wholly-owned subsidiaries of the Company (excluding the Multicare Group unless otherwise agreed to by the Required Lenders) and (iii) as set forth in (p) below.

                          (e)     Restriction on sale, lease or other
                                  disposition of assets, other than (i) in the ordinary course of business, (ii) the disposition of no more than 25% of the equity of the Company's institutional pharmacy business in connection with a transaction whereby Multicare would transfer its institutional pharmacy business to the Company's pharmacy subsidiary (or parent thereof) in exchange for said equity and (iii) such other sales, leases and dispositions as may be agreed upon by the Borrowers and Co-Arrangers prior to the execution of a definitive credit agreement.

                          (f) Conduct all transactions with affiliates on an arm's-length basis.

                          (g)     Prohibition on prepayment,
                                  defeasance, purchase, redemption or
                                  making of any payment in respect of
                                  subordinated debt except that, so
                                  long as no default exists after
                                  giving effect to such payment,
                                  interest on the Company's
                                  publicly-held subordinated debt may
                                  be paid in cash.

                          (h) Prohibition on material changes in accounting treatment and reporting practices including, without limitation, changes in the Borrowers' fiscal year.

                          (i)     Maintenance of appropriate and adequate
                                  insurance.

                          (j) Prohibition on creation of any lien, charge or other encumbrance except (i) ordinary course statutory and tax liens, (ii) ordinary course liens for workers' compensation, performance bonds, and other similar liens, (iii) minor encumbrances on title to real property, and
                                  (iv) such other liens as may be agreed upon by the

                                  Co-Arrangers and the Borrowers prior to the execution of a definitive credit agreement.

                          (k) Prohibition on giving or agreeing to give a negative pledge on assets, other than (i) pursuant to the Senior Facilities and (ii) in connection with any permitted existing indebtedness so long as such permitted indebtedness does not prohibit security interests supporting the Senior Facilities.

                          (l) Maintenance of corporate or partnership existence, as the case may be.

                          (m) Compliance (and maintenance of procedures to assure compliance) with all applicable laws, ordinances or governmental rules and regulations and obtain and maintain all necessary licenses, permits and approvals. Without limiting the generality of the foregoing, the Borrowers shall maintain all licensing, Medicaid and Medicare reimbursement privileges and other rights.

                          (n) Maintenance in full force and effect of the Management Agreement subject to no amendment, modification or waiver except as permitted by the Required Lenders.

                                             (i)    Provision that management
                                                    fees thereunder shall be no
                                                    less than $23,900,000 per
                                                    annum but shall otherwise be
                                                    limited to 6% of
                                                    consolidated net revenues
                                                    and shall be subordinated to
                                                    the Multicare senior
                                                    facilities on terms
                                                    satisfactory to the
                                                    Co-Arrangers.  Management
                                                    fees may be accrued but not
                                                    paid except as set forth in
                                                    this paragraph.  Management
                                                    fees shall be payable to the
                                                    extent they do not exceed in
                                                    any fiscal year the greater
                                                    of (A) 4% of the
                                                    consolidated net revenues of
                                                    Multicare and (B) an annual
                                                    rate of $23,900,000.  To the
                                                    extent management fees
                                                    provided for under the
                                                    Management Agreement in any
                                                    fiscal year (including the
                                                    payment of accrued
                                                    management fees) would
                                                    exceed the amount specified
                                                    in the preceding sentence,
                                                    such excess amount shall be
                                                    payable only to the extent
                                                    that, both before and after
                                                    giving effect to a payment,
                                                    (i) there shall exist no
                                                    default under the Multicare
                                                    senior facilities and (ii)
                                                    the Fixed Charge Coverage
                                                    Ratio shall be at least
                                                    1.5/1 for the two most
                                                    recent fiscal quarters of
                                                    the Borrowers.

                                            (ii)    Prohibition on any
                                                    consensual restriction
                                                    directly or indirectly
                                                    limiting the ability or
                                                    right (whether by covenant,
                                                    event of default,
                                                    subordination, penalty, or
                                                    otherwise) of Multicare or
                                                    any of its subsidiaries to
                                                    pay on a timely basis
                                                    management fees of at least
                                                    $23,900,000 annually to the
                                                    Company or any of its
                                                    subsidiaries under the
                                                    Management Agreement except
                                                    in the event of a material
                                                    default by the Company or a
                                                    subsidiary of the Company
                                                    thereunder.


                                           (iii)    Provision in the Management
                                                    Agreement acceptable to the
                                                    Co-Arrangers effectively
                                                    prohibiting any party
                                                    thereto from entering into
                                                    or permitting to exist, any
                                                    direct or indirect
                                                    restriction on its ability
                                                    to comply with the terms of,
                                                    as applicable, either or
                                                    both of (i) or (ii) above.

                          (o) Maintenance in full force and effect of the Put/Call Agreement, subject to no amendment or modification except as permitted by the Required Lenders. Restrictions on cash payments under the Put/Call Agreement.

                          (p) Prohibition on acquisitions subject to the following and such other exceptions as may be agreed to by the Borrowers and the Co-Arrangers prior to the execution of a definitive credit agreement:

                                             (i)    The Company may effect the
                                                    acquisition described in
                                                    paragraph (y) below.

                                            (ii)    The Company (or a
                                                    wholly-owned subsidiary of
                                                    the Company) may acquire in
                                                    a single transaction under
                                                    the Put/Call Agreement
                                                    described in (o) above 100%
                                                    of the capital stock of
                                                    Parent in exchange solely
                                                    for common stock of the
                                                    Company and/or net cash
                                                    proceeds received by Genesis
                                                    from a contemporaneous sale
                                                    of its common stock.

                                           (iii)    The Company or one of its
                                                    subsidiaries may acquire the
                                                    institutional pharmacy
                                                    business of Multicare
                                                    pursuant to the transactions
                                                    described in paragraph (e)
                                                    above.

                          (q) Prohibition on amendments, modifications or waivers of any provision of articles or bylaws or any Accepted Documents or any material partnership, joint venture or other similar agreement, except such amendments, modifications or waivers that do not materially adversely affect the rights or interests of the Lenders.

                          (r)     Limitation on Capital Expenditures.

                          (s) Within 45 days after the end of the first three fiscal quarters of each fiscal year, furnish quarterly consolidated and consolidating balance sheets, income statements and statements of cash flow of (1) the Borrowers and (2) the Company and its consolidated subsidiaries, all such financial statements to be certified by the Company's chief financial officer (which certification may be subject to year-end audit adjustments) and accompanied by appropriate compliance certificates. Within 90 days after the end of each fiscal year, furnish audited annual financial statements of (1) the Borrowers and
                                  (2) the Company and its consolidated
                                  subsidiaries, in each case certified by the Borrowers' independent accountants, accompanied by appropriate compliance certificates. The Company's quarterly compliance certificate shall demonstrate compliance with the Fixed Charge Coverage Ratio set forth in the Company's public indentures. Annually, the Borrowers shall provide accountants' management letters and annual budgets and an independent evaluation acceptable to the Administrative Agent confirming the arm's length nature of the Borrowers' transactions with affiliates.

                                  Within 10 days after the same are distributed, copies of all financial statements and reports sent to shareholders of the Borrowers or filed with the SEC or NASD.

                                  Promptly after request, furnish all other business and financial information that any Lender, through the Administrative Agent, may reasonably request, including, without limitation, information submitted by the Borrowers to any regulatory body.

                          (t)     Restrictions on change of control.

                          (u) Maintenance of corporate separateness including provisions restricting transactions between the Borrowers and the Multicare Group.

                          (v) Compliance with the terms of the 1995 Indenture, the 1996 Indenture and other material agreements.

                          (w) If, for any reason other than a final order of a court of competent jurisdiction obtained by Multicare in a contested proceeding based on factors other than a material breach by Genesis under the Management Agreement, Genesis shall suffer a termination of the Management Agreement or a diminution of its responsibilities or authority thereunder, Genesis shall provide to Multicare (in a manner acceptable to the Co-Arrangers as reflected in the definitive credit agreement) a cash fund of at least $30,000,000 to be used in connection with obtaining the services of a replacement manager.

                          (x) The institutional pharmacy business of the Company shall not be subject to any indebtedness or liens, other than in favor of the Lenders under the Senior Facilities.

                          (y) Substantially contemporaneously with the merger of Genesis ElderCare Acquisition Corp. into Multicare, the Company shall acquire the contract therapy business of Multicare for a cash price of approximately $24,000,000 unless there shall have been a material adverse change in such business or the Company shall be in default under the Senior Facilities.

Provisions Respecting
The Multicare Group:              Unless, and then only to the extent, agreed by
                                  the Required Lenders, the operations and financial affairs of the Multicare Group shall be maintained separately from those of the Company and its other subsidiaries (the
                                  "Genesis Group"), provided, however, that the Multicare Group may continue to be managed by the Company or a subsidiary of the Company pursuant to the Management Agreement.
                                  Accordingly, the definitive credit agreement shall contain, among other provisions to a similar effect, covenants acceptable to the Co-Arrangers prohibiting any merger or other combination or transfer of assets between a member of the Multicare Group and a member of the Genesis Group, and prohibiting or restricting any investments, loans or guarantees of any nature between a member of the Genesis Group and a member of the Multicare Group or any cash or other dividends or distributions between a member of the Genesis Group and a member of the Multicare
                                  Group, except that Genesis may invest in or advance funds to members of the Multicare
                                  Group to the extent of net cash proceeds received by the Company from a contemporaneous sale of its common stock.

Financial
Covenants:                All covenants will be maintained continuously and
                          measured as of the most recent fiscal quarter of the Borrowers, using a rolling four-quarter period for net income and Cash Flow unless otherwise stated.
                          Following
                          the closing of a permitted acquisition, the financial covenants and other covenants as agreed will be calculated as if the acquisition had been consummated on the first day of the first of the last four completed fiscal quarters. Unless otherwise agreed to by the Required Lenders, the financial condition and results of operations of the Multicare Group shall not be combined with those of the Borrowers for purposes of covenant compliance under the credit agreement.

                                         (i)   Fixed Charge Coverage Ratio:
                                               minimum levels to be agreed.

                                        (ii)   Adjusted Senior Debt/Cash Flow:
                                               maximum levels to be agreed.

                                       (iii)   Adjusted Total Debt/Cash Flow:
                                               maximum levels to be agreed.

                                        (iv)   Consolidated Net Worth not less
                                               than an initial amount to be
                                               agreed plus 75% of the sum of (a)
                                               positive net income determined in
                                               accordance with GAAP (not to be
                                               reduced by losses), (b) the
                                               proceeds of the sale of equity
                                               (other than proceeds used to
                                               acquire shares of Parent or
                                               contributed or advanced to
                                               Multicare as permitted in
                                               paragraph (p) under "Covenants"
                                               if, at such time, Multicare is
                                               not combined with the Borrowers
                                               for the purpose of compliance
                                               with the financial covenants) and
                                               (c) the reduction of debt as a
                                               result of the conversion of debt
                                               into equity.

Selected
Financial
Definitions:

          Net Income:     Net income determined in accordance with GAAP, less
                          non-cash interest income, less extraordinary gains, plus extraordinary non-cash losses.

          Cash Flow:      Net Income plus interest expense plus rental
                          expense plus depreciation expense plus amortization expense plus income taxes, and as adjusted for changes in accrued management fees receivable.

          Fixed Charge
          Coverage
          Ratio: As at any date of determination, (1) Cash Flow of the Borrowers on a consolidated basis divided by (2) the sum of interest expense, income taxes and rental expense of the Borrowers on a consolidated basis for the most recent four fiscal quarters plus principal payments required to have been paid on indebtedness during the most recent four fiscal quarters.

          Adjusted
          Total Debt:     As of any date, the sum of (a) all indebtedness,
                          including the current portion thereof, plus (b) the product of rental expense for the four preceding fiscal quarters multiplied by eight.

          Adjusted
          Senior Debt:    As of any date, the sum of (a) all
                          indebtedness, including the current portion thereof, other than subordinated indebtedness plus (b) the product of rental expense for the four preceding fiscal quarters multiplied by eight.

          Consolidated
          Net Worth:      The total amount of consolidated stockholders' equity
                          of the Borrowers as of any date of determination.

          Net Cash
          Provided by
          Operations:     Net Income plus depreciation plus amortization less
                          capital expenditures, and as adjusted for changes in working capital.

          Excess
          Cash Flow:      For any fiscal year, the amount, if
                          any, by which (a) Net Cash Provided by
                          Operations of the Borrowers on a
                          consolidated basis for such fiscal year
                          exceeds (b) aggregate principal amount of indebtedness scheduled to be repaid during such fiscal year.

Events of
Default: Usual and customary for a transaction of this nature, including, without limitation, payment defaults, covenant defaults, breach of representations or warranties, change of control, termination of or default under the Management Agreement or breach by any party thereto, the Put/Call Agreement or other Accepted Documents, material adverse effect, cross-defaults to other indebtedness or material agreements of the Borrowers, and bankruptcy and insolvency.

Required Lenders:         Amendments and waivers will require the approval of
                          Lenders holding more than 50% of the commitments (the
                          "Required Lenders"), except that the consent of each affected Lender will be required, inter alia, to increase the amount of any Lender's commitment, extend the maturity date or the amortization schedule, reduce the rate of interest or fees payable to the Lenders or to release collateral except in the case of permitted asset sales.

Interest
Rate Protection:          Within 90 days after the initial
                          funding of the Senior Facilities, at least
                          50% of the Borrower's total funded
                          indebtedness shall be fixed or have interest rate protection for a term of at least 3 years. Any Lender that provides interest rate protection shall be secured on a pari passu basis with the Lenders.

Assignment and
Participations:           Any Lender may, upon notice to the Borrower and to the
                          Administrative Agent, assign or sell a participation in a portion of its interest in the Senior Facilities to one or more lenders who are financial institutions or other persons; provided that (i) any assignment to a person not already a Lender shall require the approval of Borrower (not to be unreasonably withheld) and the Administrative Agent; and (ii) any assignment shall be subject to the payment of processing fees to the Administrative Agent by the parties to the assignment and requirements as to minimum transfers and retention, except in connection with primary syndication by the Co- Arrangers.

Miscellaneous:            Standard acquisition financing indemnity and yield
                          protection (including capital adequacy requirement, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions. The Lenders will agree to maintain the confidentiality of all information received from the Borrowers in a manner customary for such undertaking.

Indemnification:          The Borrowers will indemnify and hold harmless the
                          Administrative Agent, the Co-Arrangers, the Issuing
                          Bank and each Lender from any damages, losses, liabilities and expenses that may be incurred by or asserted against any of them, in each case arising out of, in connection with or by reason of the tender offer or any other transaction contemplated hereby or the use or intended use of the proceeds of the Senior
                          Facilities, except to the extent that any of the foregoing is found in a final, non-appealable judgment to have resulted from the Administrative Agent's, such Co-Arranger's, the Issuing Bank's or such Lender's gross negligence or wilful misconduct.

Administrative
Agency Fee:               As agreed between the Borrowers and the Administrative
                          Agent.

Co-Arranger Fees:         As agreed between the Borrowers and the Co-Arrangers.

Expenses:                 The Borrower will pay all legal and other reasonable
                          out-of-pocket expenses of the Co-Arrangers related to this transaction (including all reasonable due diligence and syndication expenses and reasonable expenses associated with domestic and foreign meetings) whether or not any of the transactions contemplated hereby are consummated. Such expenses shall be separate from and in addition to fees paid directly to the Co-Arrangers. The Borrower shall also pay the expenses of each Lender in connection with the enforcement of any loan document.

Counsel:                  Drinker Biddle & Reath LLP

Governing Law:            Pennsylvania.

                                          SCHEDULE I


Commitment Fee:           Payable quarterly in arrears on the unused amount of
                          the Revolving Credit Facility, as follows:

                                  Adjusted Total                     Commitment
                                  Debt/Cash Flow                        Fee

                                    below 3.0                           .25%
                                    >3.0<3.50                           .25%
                                    >3.50<4.0                           .3125%
                                    >4.0<4.5                            .3125%
                                    >4.5<5.0                            .375%
                                    >5.0<5.5                            .50%
                                    >5.5<6.0                            .50%
                                    >6.0                                .50%

Interest Rate
Options: The principal amount of the loans shall bear interest at the Prime Rate or at the Adjusted LIBO Rate at the Company's option.

Prime Rate:               The rate of interest announced publicly by the
                          Administrative Agent as its prime rate, which rate may not be the lowest rate available to its customers.

Adjusted LIBO
Rate: The LIBO Rate (for one, two, three or six month interest periods) plus the applicable margin determined as follows:

                                                       LIBO Rate Margin for
                                                      Tranche A Term Facility,
                                                       IP Purchase Term Loan
                  Adjusted Total                        and for Revolving
                  Debt/Cash Flow                          Credit Facility

                    below 3.0                                 .75%
                    >3.0<3.50                                 1.00%
                    >3.50<4.0                                 1.25%
                    >4.0<4.5                                  1.50%
                    >4.5<5.0                                  1.75%
                    >5.0<5.5                                  2.00%
                    >5.5<6.0                                  2.25%
                    >6.0                                      2.50%

                         The applicable margin for Tranche B Term Loans bearing interest at the LIBO Rate plus applicable margin shall be 2.750% and the applicable margin for Tranche C Term Loans bearing interest at the LIBO Rate plus applicable margin shall be 3.0% provided, however, at any time that the Adjusted Total Debt/Cash Flow is less than 4.5, the applicable margin for such Tranche B Term Loans shall be 2.5% and the applicable margin for such Tranche C Term Loans shall be 2.75%.

                         Notwithstanding the foregoing, at closing and until such time as the Borrowers' 1997 fiscal year-end financial statements shall have been delivered to the Lenders, (a) the applicable LIBO Rate Margin for all Tranche A Term Facility loans, Revolving Credit Facility Loans and IP Purchase Term Loans shall be 2.5%, (b) the applicable LIBO Rate Margin for all Tranche B Term Facility loans shall be 2.75%, (c) the applicable LIBO Rate Margin for all Tranche C Term Loan Facility Loans shall be 3.0% and (d) the rate applicable to the commitment fee shall be 0.5%. Thereafter, all changes in margins and commitment fee rates will take effect five (5) business days following receipt of the quarterly or annual compliance certificate.

Letter of Credit
Commission and
Fees: For standby Letters of Credit, the applicable LIBO Rate Margin on the face amount thereof for the period outstanding, payable on issuance and on any renewal, for the ratable account of the Lenders.

                         In addition, the Borrowers will pay the Issuing Bank, for its sole account, .10% per annum on the face amount thereof for the benefit of the issuer plus its standard posted charges for such matters as opening, negotiation and transfer.

Default
Interest Rate:           Default interest rate shall be calculated at 2% plus
                         the rate(s) otherwise applicable.

Basis of
Calculation:             Actual/360 day basis for LIBO Rate; actual/365(366) day
                         basis for Prime.

Payment Dates:           Interest on Prime based loans shall be due and payable
                         quarterly in arrears. Interest on LIBO Rate based loans shall be due and payable on the last day of the applicable LIBO Rate period, and quarterly if LIBO Rate funding periods exceed three months.

Prepayment:              The Borrowers will be responsible for breakage fees on
                         borrowings under LIBO Rate funding periods which are prepaid, for any reason, prior to the end of the contract period.

                                       NOTE: This Schedule II was prepared in
                                             connection with a review of certain
                                             documents in the context of the
                                             transactions described in the
                                             Existing Commitment Letter. To the
                                             extent that (a) the documents
                                             referred to on this Schedule have
                                             been modified since the drafts
                                             referred to on this Schedule, (b)
                                             new documents have been added or
                                             documents have been deleted from
                                             the list of documents to be
                                             approved or (c) the transactions
                                             have changed from those described
                                             in the Existing Commitment Letter
                                             in a manner which could reasonably
                                             affect the analysis of the
                                             documents, this Schedule II is
                                             subject to such modifications as
                                             the Co- Arrangers reasonably deem
                                             necessary or appropriate in light
                                             of such changes.


                                  SCHEDULE II

LEGEND:                                         NOTE: References to
1 = Accepted                                    Documents refer to
2 = Accepted, subject to                        drafts described
    comment attached                            on attached materials,
3 = Non-Accepted                                except where otherwise
                                                indicated.

                                                          Accepted/Non-Accepted

Agreement and Plan of Merger among [G], [C],
[T], [JV], [Merger Sub] and [Company] (1)                          2

Non-Competition Agreements of Principal
Shareholders (as described in Merger Agreement) (2)                2

Schedule 14D-9 (as described in Merger Agreement)                  3

Certificate of Merger (as described in Merger                      3
Agreement)

Certificate of Incorporation of Multicare                          1

By-laws of Multicare                                               1

Certificate of Incorporation of Merger Sub (3)                     1

By-laws of Merger Sub (4)                                          1

Certificate of Incorporation of Surviving                          3
Corporation

By-laws of Surviving Corporation                                   3

Management Agreement between Genesis                               2
Eldercare Network Services, Inc. and Multicare

Stock Purchase Agreement (Agreement to                             2
Purchase Institutional Pharmacies)
between Parent and Genesis Health Ventures, Inc.

Subscription Agreements of __________ for common                   2
stock of Parent

Put/Call and Warrant Purchase Agreement between                    2
________ and ________ (including Warrant attached thereto) (5)

Protective Agreement among [NEWCO] and [Caddie]                    1

Commitment letter for Subordinated Parent (PIK)                    2
Debt

Subordinated Note Purchase Agreement                               3
between Parent and Genesis Health
Ventures, Inc.

Subordinated Parent Note                                           3

Certificate of Incorporation of Parent (6)                         1

By-laws of Parent (7)                                              1

Voting Agreements (as defined in Merger Agreement)                 3

Subordinated Bridge Facility Commitment Letter                     2

-------------------------------------------------

(1) PWRW&G Draft 5/29/97 (Doc. #DS4:59320.1)
(2) PWRW&G Draft 5/29/97 (Doc. #DS4:48874.7)
(3) Certificate of incorporation of Genesis ElderCare

    Acquisition, Inc., filed 5/29/97 Delaware
    Secretary of State
(4) ST&B Draft by-laws, Genesis ElderCare Acquisition Corp.
    (5/30/97, 1:52 a.m.)
(5) ST&B Draft (Doc 975PF39.CMP; 5/30/97 7:03 a.m.)
(6) Certificate of incorporation of Genesis ElderCare Corp.
    filed 5/29/97 Delaware Secretary of State
(7) ST&B Draft by-laws, Genesis ElderCare Corp. (5/30/97,
    1:53 a.m.)

           DESCRIPTION OF CONDITIONAL ACCEPTANCE OF CERTAIN DOCUMENTS



                                            Except where otherwise indicated,
the comments set forth below refer to draft agreements prepared by Blank, Rome, Comisky & McCauley, counsel for Genesis Health Ventures, Inc., and distributed to Drinker Biddle & Reath LLP, counsel for the Administrative Agent, under cover of a letter dated May 29, 1997, from Richard J. McMahon to Howard Blum and Alan Schnitzer.


                                           AGREEMENT AND PLAN OF MERGER

                                            The most recent draft of the Merger
Agreement circulated by Paul, Weiss, Rifkind, Wharton & Garrison (PWRW&G Draft 5/29/97; Doc #DS4:59320.1) is accepted by the Lenders, subject to the following additional provisions:

                                            1.       The Merger Consideration
                                   must be disclosed and approved by the
                                   Lenders.

                                            2. Acceptance of tendered shares
                                   pursuant to the Offer must be conditioned upon receipt of all regulatory approvals and consents, and must not result in the loss of any license or permit or material contract.


                                            3.       Acceptance and purchase of
                                   tendered Common Stock pursuant to the Offer to be added as a condition to the Merger in
                                   Section 7.1.

                                            4.       The Merger Agreement should
                                   provide for the delivery of appropriate
                                   opinions of counsel with respect to the
                                   authorization, execution and delivery of the Merger Agreement and the legality and validity of the transactions contemplated thereby.

                                            5.       The Disclosure Letter must
                                   be provided to and approved by the Lenders.


                           NON-COMPETITION AGREEMENTS

                                            Any agreement other than a
reasonable non-competition agreement to be included therein, e.g. an additional agreement to acquire assets or make other payments to a Principal Shareholder (other than payments, not to exceed $8,500,000 to acquire the Colchester facility), must be expressly approved by the Lenders.

                    SUBORDINATED BRIDGE FINANCING COMMITMENT

                                            The Morgan Stanley/Montgomery
Securities commitment by Shearman & Sterling for $200 million of bridge financing, as circulated on 5/31/97 (S&S Draft 5/30/97; Doc. 3929.11/NYL3A), is accepted, subject to the following provisions:

                                            1.       The commitment letter and
                                   term sheet will be revised to reflect the revised tender offer structure.

                                            2.       Upon the funding of the
                                   bridge financing, we understand that the bridge lenders desire to have subordinated guarantees of the Borrowers. The Lenders will permit such guarantees only when Multicare ceases to be a public company (i.e. upon consummation of the Merger). The funding of the bridge financing will be subject to approval by the Lenders of subordination terms applicable to the subordinated guaranties and, generally, to the bridge financing (including provisions for both the blockage of payment to the bridge lenders and standstill by the bridge lenders upon the exercise of remedies).

                                            3.       Clause (ii) of the
                                   definition of "Applicable Interest Rate" to read: "(ii) three-month U.S. Dollar LIBOR (as determined from specified sources), plus 600 basis points..."

                                            4.       The cash interest payment
                                   cap should be reduced to 14 1/2%.

                                            5.       The requirement for a
                                   guarantee from Genesis upon exercise of the put or call under the Put/Call Agreement must be deleted.

                                            6.       Mandatory redemptions out
                                   of net proceeds from asset sales will be permitted only to the extent such proceeds are not required to be used for the prepayment of the Senior Debt.

                                            7.       All terms which are subject
                                   to future agreement between the bridge
                                   lenders and Multicare must be approved by the Lenders.


                        SUBORDINATED PIK DEBT COMMITMENT

                                            The draft PIK debt commitment, as
first circulated to us by Samuel Becker of Blank Rome Comisky & McCauley on 5/29/97, is acceptable, provided that, in the event of any conflict between the provisions thereof and the provisions of Schedule III hereto (or to the Term Sheet attached as Annex A to the Waltz Commitment Letter), the provisions of such Schedule will control.

                            STOCK PURCHASE AGREEMENT


                                   1.       We need verification of the entities
which comprise the institutional pharmacy business.

                                   2.       The Lenders require additional
information as to whether "Merger Sub" should be a party to the Stock Purchase Agreement, as it will merge into the entity which owns the stock to be sold.

                                   3.       The Lenders require additional
information as to the timing of the Closing in Section 2.2.

                                   4.       As written, Section 3.3 is not true.
The "Seller" is Newco, which will not be the owner of the Shares.

                                   5.       The Lenders would like assurances in
the Agreement, by way of additional conditions, that all regulatory approvals and consents, in addition to HSR, will be obtained as a condition to the transfer of stock, that any consents required under material contracts have been obtained, and that there has been no material adverse change in the institutional pharmacy business.


                    PUT/CALL AND WARRANT PURCHASE AGREEMENT

                                            The mark-up to the Simpson Thatcher
draft of 5/28/97 (7:05 pm), circulated by Blank Rome to Simpson Thatcher on 5/29/97, is accepted. The Lenders will not permit, under any circumstances, a Put to be exercised for Green's cash or debt.


                              MANAGEMENT AGREEMENT

                                   1.       Revise the end of Section 4.4 as
                                   follows:

                                   ...., except as may otherwise be permitted
                                   under this Agreement or in the Senior Credit
                                   Agreement (as defined in Section 14.13
                                   hereof).

                                   2.       Add the following to the end of
                                   Section 5.1:

                                   Notwithstanding the foregoing, in no event shall the Management Fee payable hereunder be less than $1,991,666 in any month or less than $23,900,000 in the aggregate in any year (the "Minimum Fee"). To the extent that the Management Fee payable hereunder in any month would exceed the Minimum Fee, such excess shall be payable only to the extent that, both before and after giving effect to the payment thereof, there shall exist no default under the Senior Credit Agreement (as defined in Section 14.13 below); and any portion of the Management Fee which is not paid shall accrue and be owing to the Manager only to the extent permitted under the Senior Credit Agreement. Neither party hereto shall enter into or suffer to exist, any direct or indirect restriction of the ability of the Owner to make payment to the Manager of the Minimum Fee on a timely basis hereunder.

                                   3.       Delete Section 5.4.

                                   4.       Section 14.13 should be revised to
properly define the "Senior Credit Agreement."


                              PROTECTIVE AGREEMENT

                                   1.      Section 3.3 should not prohibit the
                                           moving of funds between Subsidiaries.


                             SUBSCRIPTION AGREEMENT

                                   1.       The Lenders understand that the
                                            Exhibits will be the respective term
                                            sheets which have been reviewed and
                                            accepted (subject to the provisions
                                            hereof) by the Lenders.

                                   2.       "Conditions to Closing" on page 1
                                            should read as follows:

                                   Closing of the purchase of the Common Stock is conditioned upon each of the following, which shall have occurred prior to or concurrently with such purchase:

                                    ANNEX B
                         (to Genesis Commitment Letter)

                                      Fees


                                            A facility fee (the ("Facility Fee")
equal to 2 1/4% of the amount of the total Senior Facility, but not less than $19,125,000 irrespective of any reduction in the credit facility, is earned by the Co-Arrangers at the time of the acceptance of the commitment letter to which this Annex B is attached (the "Commitment Letter"), and is payable as follows:***

                         (1)      $1,000,000 ($250,000,000 to each of the
                                  Co-Arrangers) was payable on May 31, 1997.

                         (2) Upon the execution by Multicare and Merger Sub (or any affiliate of Merger Sub) of an agreement respecting merger, $1,868,750 of the Facility Fee shall be payable, but shall be deferred until the occurrence of the earlier to occur of the following: (a) the latest Closing Date set forth on Annex A, as the same may be extended, shall have expired prior to the date that a majority of the Shares of Multicare shall have been tendered under the Offer, in which event Genesis shall promptly pay $467,187.50 to each of Mellon, Citicorp, First Union and NationsBank and (b) the date prior to the latest Closing Date, as the same may be extended, by which a majority of the Shares of Multicare shall have been tendered under the Offer in which event the aggregate sum set forth in this paragraph (2) shall be paid as part of the sums set forth in (3) below.

                         (3) If a majority of the Shares of Multicare shall have been tendered under the Offer prior to the latest Closing Date, as the same may be extended, the unpaid balance of the Facility Fee (including the aggregate sum under paragraph (2) above) shall be payable (and shall be promptly paid) as follows: $4,343,750 to NationsBank and $4,593,750 to each of Mellon, Citicorp and First Union. A credit shall be available against the balance of the Facility Fee referred to in this paragraph (3) in an amount equal to 1.5% of the cash proceeds received by Genesis prior to or concurrently with the initial funding
--------
*** The dollar amounts referred to in paragraphs (2) and (3) assume a Facility Fee of $19,125,000; if the total Facility Fee is greater, then each amount shall be adjusted accordingly.

                                   under the Senior Facilities from the issuance on terms acceptable to the Co-Arrangers of indebtedness subordinated to the Senior Facilities, but the credit shall not exceed $3,000,000.

                          (4) In addition to the foregoing fees, Genesis shall pay a Commitment Fee which commenced accruing on May 31, 1997 in an amount equal to .125% per annum of the total Senior Facilities, which shall be paid in equal amounts to the Co-Arrangers upon the initial funding of the Senior Facilities or the Closing Date, as the same may be extended, whichever shall first occur.

                                            Terms used in this Annex B but not
defined in Annex A are used herein as defined in Annex A to the Waltz Commitment Letter.